UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

SYNAGRO TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. (S) 240.14a-101.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL STOCKHOLDERS MEETING
CORPORATE GOVERNANCE
ITEM NO. 1 — ELECTION OF DIRECTORS
OTHER INFORMATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Synagro Technologies, Inc.

1800 Bering Drive, Suite 1000
Houston, Texas 77057

April 29, 2005

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Synagro Technologies, Inc. to be held at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, at 2:00 p.m., local time, on Wednesday, June 1, 2005.

     Matters to be considered and acted upon by the stockholders include (i) the election of ten directors and (ii) any other matters that may properly come before the meeting. These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

     We urge each stockholder, whether or not intending to attend the meeting in person, to execute the enclosed proxy and return it promptly in the enclosed envelope. Returning a proxy will not prevent a stockholder from voting in person at the meeting.

Sincerely,

Alvin L. Thomas II
Secretary

SYNAGRO TECHNOLOGIES, INC.

1800 Bering Drive, Suite 1000
Houston, Texas 77057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held June 1, 2005

     Notice is hereby given that the annual meeting (the “Annual Meeting”) of the stockholders of Synagro Technologies, Inc. (the “Company”) will be held at the Company’s offices at 1800 Bering Drive, Suite 1000, Houston, Texas 77057 on Wednesday, June 1, 2005, at 2:00 p.m., local time, Houston, Texas, for the following purposes:

1.	To elect a board of ten directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified; and

2.	To transact such other business as may properly be presented at the Annual Meeting.

     A record of the stockholders has been taken as of the close of business on April 22, 2005, and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting.

     Your participation in the Company’s affairs is important. To ensure your representation, if you do not expect to be present at the Annual Meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed postage-prepaid envelope which has been provided for your convenience.

By Order of the Board of Directors,

Alvin L. Thomas II
Secretary

Houston, Texas
April 29, 2005

IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. A STOCKHOLDER MAY, IF SO DESIRED, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON AT THE ANNUAL MEETING.

SYNAGRO TECHNOLOGIES, INC.

1800 Bering Drive, Suite 1000
Houston, Texas 77057

PROXY STATEMENT
ANNUAL STOCKHOLDERS MEETING

To be held June 1, 2005

     This Proxy Statement is being mailed to stockholders commencing on or about April 29, 2005, in connection with the solicitation by the Board of Directors of Synagro Technologies, Inc., a Delaware corporation (the “Company”), of proxies to be voted at the annual meeting (the “Annual Meeting”) of stockholders to be held in Houston, Texas on Wednesday, June 1, 2005, and upon any adjournment thereof, for the purposes set forth in the accompanying Notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as the holders of the proxies. Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the Annual Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. Any proxy on which no direction is specified will be voted for the election of each of the nominees for director named herein. A stockholder may revoke a proxy by: (i) delivering to the Company written notice of revocation, (ii) delivering to the Company a proxy signed on a later date or (iii) voting in person at the Annual Meeting. Stockholders may access a complete list of stockholders entitled to vote at the Annual Meeting at the Company’s offices at 1800 Bering Drive, Suite 1000, Houston, Texas 77057 during ordinary business hours for a period of ten days before the Annual Meeting.

     As of April 22, 2005, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 20,161,121 shares of the Company’s common stock, par value $.002 per share (the “Common Stock”), and an aggregate of 69,792.292 shares of the Company’s Series D Preferred Stock and Series E Preferred Stock, par value $.002 per share (collectively, the “Preferred Stock”). Each share of Common Stock entitles the holder to one vote on each matter presented to the stockholders. Each share of Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock as of the record date. As of the record date, the outstanding Preferred Stock was convertible into an aggregate of 27,916,916 shares of Common Stock, meaning an aggregate of 48,078,037 votes may be cast at the Annual Meeting. The Common Stock and the Preferred Stock vote together as a single class on all matters.

CORPORATE GOVERNANCE

Board Independence and Controlled Company Exception

     The Company’s operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. The National Association of Securities Dealers (“NASD”) listing standards exempt “controlled companies” from NASD’s requirements relating to the independence of the Board, and the independence of directors who participate in the director nomination and executive compensation processes, in recognition of the fact that majority stockholders have the right to select directors and control certain key decisions, such as executive officer compensation, by virtue of their ownership rights. The Company qualifies as a controlled company within the meaning of NASD’s listing standards because more than 50% of the Company’s voting power is held by GTCR Golder Rauner, LLC (“GTCR”). The current independent members on the Company’s Board of Directors are Kenneth Ch’uan-k’ai Leung, Gene Meredith and Alfred Tyler 2nd.

Board of Director Meetings and Committees

     The Board of Directors of the Company met or acted by written consent on seven regularly or specially scheduled occasions during 2004. The standing committees of the Board of Directors consist of a Compensation Committee, an Audit Committee, an Executive Committee, and a Nominating and Corporate Governance Committee. During 2004, the Audit Committee met or acted by written consent four times, and both the Nominating and Corporate Governance Committee and the Compensation Committee each met or acted by written consent one time. The Executive Committee, which acts on behalf of the full board between board meetings, as necessary, did not meet in 2004.

     During 2004, each director attended at least 75 percent of the meetings of the Board of Directors and the committees thereof on which such Director serves. The Company does not have a formal policy regarding director attendance at the annual meetings of stockholders. Seven members of the Board of Directors telephonically attended the Annual Meeting of Stockholders in 2004.

Audit Committee

     The Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management and the independent auditors, as well as review the independence of the independent auditors, giving consideration to the range of audit and audit-related services. The Audit Committee has the sole authority to appoint and terminate the independent auditor. The Board of Directors has determined that Kenneth Ch’uan-k’ai Leung is an audit committee financial expert as described in Item 401(h) of Regulation S-K. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and independent, as independence for audit committee members is defined in the listing standards for the NASD. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Compensation Committee

     The purpose of the Compensation Committee is to have direct responsibility to (a) review and approve corporate goals and objectives relevant to senior executive compensation (including the Chief Executive Officer), evaluate senior management’s performance in light of those goals and objectives, and determine and approve senior management’s compensation level based on their evaluation and (b) make recommendations to the Board of Directors, as appropriate, with respect to non-senior management compensation, incentive-compensation plans and equity-based plans. A majority of the members on the Compensation Committee currently are independent.

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee does not have a charter, but operates under a policy adopted by resolution by the Board of Directors. The Nominating and Corporate Governance Committee is responsible for (a) identifying individuals qualified to serve on the Board of Directors, and recommending that the Board of Directors select director nominees to be considered for election at the Company’s next annual meeting of stockholders or to be appointed by the Board of Directors to fill an existing or newly created vacancy on the Board of Directors, (b) identifying members of the Board of Directors to serve on which Board committee and to serve as chairman thereof and recommending each such member and chairman to the Board of Directors, (c) developing and revising as appropriate corporate governance guidelines applicable to the Company and recommending such guidelines or revisions to the Board of Directors, and (d) reviewing management organization and succession plans for the Chairman of the Board and the Chief Executive Officer. Although not required for controlled companies, the Board of Directors has determined that all members of the Nominating and Corporate Governance Committee currently are independent.

Director Nomination Policy

     The Board has, by resolution, adopted a director nomination policy. The purpose of the policy is to describe the process by which candidates for inclusion in the Company’s recommended slate of director nominees are selected. The director nomination policy is administered by the Nominating and Corporate Governance Committee.

     Candidates for Board membership must possess the background, skills and expertise to make significant contributions to the Board, to the Company and its stockholders. Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting the Company; and ability and willingness to contribute special competencies to Board activities. The Board also considers whether members and potential members are independent under the NASD listing standards. In addition, candidates should possess the following attributes: personal integrity; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; ability to apply sound and independent business judgment; sufficient time to devote to Board and Company matters; ability to fairly and equally represent all stockholders; reputation and achievement in other areas; independence under Securities and Exchange Commission rules; and diversity of viewpoints, background and experiences.

     The Board of Directors intends to review the director nomination policy from time to time to consider whether modifications to the policy may be advisable as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Board may amend the director nomination policy at any time.

Communications with Directors

     The Board of Directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about the Company directly to either the full Board of Directors or one or more directors by mailing their communications to the Company at the following address: [Director] Synagro Technologies, Inc., 1800 Bering Drive, Houston, Texas 77057, Attention: Corporate Secretary (Board Matters). The Corporate Secretary promptly will forward all stockholder communications and other communications from interested parties unopened to the intended recipient.

Shareholder Nominations

     The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider any written recommendations of director candidates by stockholders received by the Corporate Secretary of the Company no later than 90 days before the anniversary of the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice must be received by the 10th day following the date that public disclosure of the date of the annual meeting is given to stockholders. Recommendations must be mailed to Synagro Technologies, Inc., 1800 Bering Drive, Suite 1000, Houston, Texas 77057, Attention: Corporate Secretary, and include all information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the Securities and Exchange Commission if the candidate were nominated by the Board of Directors (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The stockholder giving notice must provide (i) his or her name and address, as they appear on the Company’s books, and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information it may require to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

ITEM NO. 1 — ELECTION OF DIRECTORS

     At the Annual Meeting, ten nominees are to be elected, each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The persons named in the accompanying proxy have been designated by the Board of Directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the Board may be reduced accordingly.

Nominees

     Certain information concerning the nominees is set forth below:

				Director
Name	Position	Committees	Age	Since
Ross M. Patten	Chairman of the Board and Vice President	Executive	61	1998

Robert C. Boucher	Chief Executive Officer, President and Director		40	2004

J. Paul Withrow	Chief Financial Officer, Senior Executive Vice President and Director		39	2004

Kenneth Ch’uan-k’ai Leung	Director	Audit, Executive	60	1998

David A. Donnini	Director	Compensation	39	2000

Vincent J. Hemmer	Director		36	2000

James B. Mattly(1)	Director Nominee		63

Gene Meredith	Director	Audit, Compensation, Nominating	63	1998
George E. Sperzel	Director		53	2004

Alfred Tyler 2nd	Director	Audit, Compensation, Executive, Nominating	62	1998

(1)	Recommended as a nominee by the Board of Directors

     Ross M. Patten was elected to the position of Chairman of the Board in August 1998 and is a Vice President of the Company. Mr. Patten served as the Chief Executive Officer of the Company from February 1998 until September 2003. Prior to joining the Company, Mr. Patten enjoyed a 17-year career at Browning-Ferris Industries, where he last served as Divisional Vice President — Corporate Development. He also served as Executive Vice President for Development of Wheelabrator Technologies, a Waste Management, Inc. subsidiary, and Director and Vice President — Business Development at Resource NE, Inc. prior to its acquisition by Waste Management, Inc. Mr. Patten was a founder, principal and Managing Director of Bedford Capital, an investment firm specializing in environmental companies, and of Bedford Management, which provides consulting services to publicly held waste management and environment related companies in the areas of growth and acquisition strategy formation and implementation.

     Robert C. Boucher, Jr. has served as the Company’s Chief Executive Officer since September 2003. Prior to his appointment as Chief Executive Officer, Mr. Boucher served as the Company’s President and Chief Operating Officer. Prior to joining the Company in February 2002, Mr. Boucher served as Regional Vice President of Allied Waste Industries in Tynsboro, Massachusetts from October 1997 to February 2002. From 1994 to 1997, Mr. Boucher worked for Waste Management of Greater Boston, last serving as Division President. Mr. Boucher attended Bridgeton Academy in Maine.

     J. Paul Withrow, the Company’s Chief Financial Officer since 1999, was named Senior Executive Vice President in October 2003. Prior to being named Senior Executive Vice President, Mr. Withrow was an Executive Vice President of the Company. Prior to joining the Company, Mr. Withrow was the Vice President and Chief Accounting Officer of Integrated Electrical Services, Inc., which is a national provider of electrical contracting and maintenance services. Prior to that, Mr. Withrow was a Senior Audit Manager at Arthur Andersen LLP. Mr. Withrow is a Certified Public Accountant and received his Bachelor of Business Administration in Accounting from the University of Houston.

     David A. Donnini is currently a senior principal and member with GTCR. Prior to joining GTCR in 1991, he earned a BA in Economics summa cum laude from Yale University and an MBA from Stanford University where he was an Arjay Miller Scholar and the Robichek Finance Award winner. He also worked as an Associate Consultant with Bain & Company. Mr. Donnini’s directorships include Coinmach Corporation, InfoHighway Communications Corporation, and Syniverse Technologies, Inc.

     Vincent J. Hemmer is currently a principal with GTCR. Prior to joining GTCR in 1996, Mr. Hemmer worked as a consultant with the Monitor Company. He earned a BS in Economics, magna cum laude, and was a Benjamin Franklin Scholar at The Wharton School of the University of Pennsylvania. He serves on the board of directors of several private companies. Mr. Hemmer received his MBA from Harvard University.

     Kenneth Ch’uan-k’ai Leung has been a Managing Director of investment banking at Sanders Morris Harris and has been the Chief Investment Officer of the Environmental Opportunities Fund, Ltd. since March 1995. Additionally, Mr. Leung has been the Editor of Environmental Review since March 1995. Previously, Mr. Leung was associated with Smith Barney from June 1978 to December 1994, and before that with F. Eberstadt & Company, Inc., Chemical Bank and Chase Manhattan Bank. He received his B.A. from Fordham College and his M.B.A. from Columbia University. Mr. Leung serves on the boards of SystemOne Technologies, Inc. and American Ecology Corporation.

     James B. Mattly currently serves as Chairman of the Board of Directors of Loomis, Fargo & Co. where he served as Chief Executive Officer and President from 1997-2004 and as Chief Executive Officer and President of Loomis Armored, Inc. from 1991-1997. Mr. Mattly served as a Regional Vice President of Browning-Ferris Industries, Inc. from 1979-1990; Corporate Vice President-Operations of Butler Aviation International, Inc from 1977-1979; Regional Vice President-General Manger of Wells Fargo Armored Service Company from 1973-1977; and Manager-Corporate Planning for Butler Aviation International, Inc. from 1970-1971. Mr. Mattly served with the United States Navy from 1962-1967 receiving the Distinguished Flying Cross as well as numerous Air Medals. He received his Associate Degree in Mathematics from Bakersfield College in Bakersfield, CA, and graduated Phi Beta Kappa with a Bachelor of Science in Business Administration from the University of California at Berkeley. He received his Master of Business Administration from Harvard Business School. In addition to his directorship on the board of Loomis, Fargo & Co, Mr. Mattly also sits on the board of Tiger Acquisition Corp., parent corporation of ENSR International Corporation.

     Gene Meredith served more than 30 years in senior management roles in the solid waste industry. He was a Regional Vice President at Browning-Ferris Industries, Inc. from 1974 to 1989, and Chairman, President and Chief Executive Officer of Mid-American Waste Systems from 1995 to 1997. He previously served as a director of USA Waste Services, Envirofil, Inc. from 1992 to 1993, Serendipity Land Yachts, Ltd. from 1997 to 2001, and as a general manager of Haulaway Waste, a waste company in St. Paul, Minnesota from 1967 to 1972. Mr. Meredith also has a law degree, and spent five years (from 1966 to 1971) as Senior Partner at Meredith & Addicks in St. Paul, Minnesota.

     George E. Sperzel is a principal with GTCR. Prior to joining GTCR in 2002, he served as Senior Vice President and Chief Financial Officer of Alliant Exchange, a food service company, from 2000 to 2002; Chief Financial Officer of Kao America Inc. and Chief Financial Officer of the Andrews Jergens Company, two consumer products companies, from 1993 to 2000. Mr. Sperzel also spent 14 years (from 1979 to 1993) with the General Electric Company in various senior financial positions. He serves on the board of directors of several private companies. Mr. Sperzel graduated with honors from the University of Louisville with a B.S. in Management.

     Alfred Tyler 2nd has been associated with the environmental services industry for over 20 years, serving most recently as President and Chief Executive Officer of Enviro-Gro Technologies until that provider of biosolids management services was sold in 1992 to Wheelabrator Technologies, Inc. Since 1983, Mr. Tyler also has been head of Weston Investments Inc., a private investment company. Since 1992, Mr. Tyler has been President of Days Cove Reclamation Company, a landfill and construction company, and has been a Managing Director of Bedford Capital since 1993.

Director Compensation

     Each Director who is not otherwise compensated by the Company for service as an officer of the Company is paid for travel expenses, if any, incurred in connection with attendance at Board and committee meetings. Independent directors are compensated $25,000 and awarded 10,000 stock options per year. In addition, all directors not employed by the Company are compensated $2,000 for each Board meeting they attend in person. Additionally, upon their initial appointment or election, directors who are not employees of the Company or principals of GTCR are granted an option to acquire 50,000 shares of Common Stock. Each Board member who is not an employee of the Company has the right to elect to receive options in lieu of cash compensation for Board meetings attended, at an exercise price equal to market value of the Common Stock on the trading day immediately preceding the date of the meeting.

Vote Required for Election

     The ten nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of Common Stock and Preferred Stock of record, voting together, shall be the duly elected directors upon completion of the vote tabulation at the Annual Meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting. Votes will be tabulated by Georgeson Shareholder Communications, Inc., and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of the Company’s bylaws, any proxy containing an abstention from voting for any nominee will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting. In tabulating votes, a record will be made of the number of shares voted for each nominee, the number of shares with respect to which authority to vote for that nominee has been withheld, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

     The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed under Item no. 1 on pages 5 and 6.

Executive Officers

     Executive officers of the Company generally serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. Information regarding Messrs. Boucher and Withrow can be found under “Nominees.” The Company’s other executive officers as of April 20, 2005 are:

     Alvin L. Thomas II, 39, was appointed Executive Vice President and General Counsel in 1998. Mr. Thomas practiced law with the national law firm Littler Mendelson, P.C. prior to joining the Company. Mr. Thomas has also practiced law with Fulbright & Jaworski, L.L.P. Mr. Thomas received his law degree from the University of Pittsburgh School of Law and an LL.M. in Taxation from New York University School of Law. His legal background is broad-based with emphasis in tax law, employment law, corporate law and litigation.

Management Stockholdings

     The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock at April 20, 2005 by (i) all current directors and nominees for director, (ii) the Chief Executive Officer and (iii) the next three most highly compensated executive officers (iv) and, all directors and all executive officers as a group. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person. Unless otherwise specified, the address of the individuals below is c/o Synagro Technologies, Inc., 1800 Bering Drive, Suite 1000, Houston, Texas 77057.

	Number of	Percent
Name of Person or Identity of Group	Shares(1)	of Class
Ross M. Patten(1)	1,476,006	3.0%
Robert C. Boucher, Jr. (1)	650,000	1.3%
J. Paul Withrow(1)	649,000	1.3%
David A. Donnini(2)	25,012,315	52.0%
Vincent J. Hemmer(2)	—	*
Kenneth Ch’uan-k’ai Leung(3)	1,370,123	2.8%
Gene Meredith(1)	107,411	*
George E. Sperzel(2)	—	*
Alfred Tyler 2nd (1)	140,488	*
Alvin L. Thomas II(1)	588,745	1.2%
All directors and executive officers as a group (10 persons)	29,994,088	58.1%

*	Less than 1% of outstanding shares

(1)	The directors and executive officers have the right to acquire the following shares of Common Stock underlying stock options within 60 days of April 20, 2005, through the exercise of stock options: Mr. Patten-1,470,000; Mr. Boucher–650,000; Mr. Withrow-644,000; Mr. Meredith-89,411; Mr. Tyler-106,458; and Mr. Thomas-586,000.

(2)	Mr. Donnini is a senior principal and member of GTCR. Accordingly, Mr. Donnini may be deemed to beneficially own the interests owned by GTCR Fund VII, L.P., GTCR Capital Partners, L.P., and GTCR Co-Invest, L.P. (collectively, “GTCR Fund”). Mr. Donnini disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Amounts shown in the table reflect the aggregate interests held by GTCR Fund, and reflect the conversion into common stock of 62,530.788 total shares of Series D and E convertible preferred stock. Messrs. Hemmer and Sperzel are members of GTCR and are not deemed to beneficially own the interests owned by GTCR Fund. The address of each of Messrs. Donnini, Hemmer and Sperzel is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606.

(3)	Includes (i) 1,250,000 shares of common stock held by the Environmental Opportunities Fund L.P, of which Mr. Leung is chief investment officer; (ii) 13,900 shares of common stock held by Mr. Leung; and (iii) the right to acquire 106,223 shares of common stock underlying stock options within 60 days of April 20, 2005. The address for Mr. Leung is c/o Environmental Opportunities Fund, L.P., 126 East 56th Street, 24th Floor, New York, New York 10022.

OTHER INFORMATION

Principal Stockholders

     The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock at April 20, 2005, by each stockholder who is known by the Company to own beneficially more than 5 percent of the outstanding Common Stock. As required by the Commission, the ownership percentages shown reflect beneficial ownership by a stockholder as if no other stockholder has converted its Preferred Stock or exercised options.

Name of Person or Identity of Group Shares	Number of Shares	Percent of Class
GTCR Golder Rauner, LLC(1)	25,012,315	52.0%
6100 Sears Tower Chicago, IL 60606

TCW/Crescent Mezzanine, LLC(2)	2,904,601	6.0%
11100 Santa Monica Boulevard, Suite 2000 Los Angeles, CA 90025

(1)	Amounts shown in the table reflect the aggregate interests held by GTCR Fund, and reflect the conversion into common stock of 62,530.788 total shares of Series D and E convertible preferred stock.

(2)	Amounts shown in the table reflect the conversion into common stock of 7,261.504 shares of Series E convertible preferred stock held by the following entities, which are indirectly controlled by TCW/Crescent Mezzanine, LLC, (i) TCW/Crescent Mezzanine Partners II, L.P., (ii) TCW/Crescent Mezzanine Trust II, (iii) TCW Leveraged Income Trust, L.P., (iv) TCW Leveraged Income Trust II, L.P., and (v) TCW Leveraged Income Trust IV, L.P (collectively, “TCW/Crescent”).

Executive Compensation

     The following table reflects all forms of compensation for services to the Company for the periods indicated for (i) the Chief Executive Officer, (ii) the former Chief Executive Officer, and (iii) the next three most highly compensated Executive Officers (collectively the “Named Executives”).

Summary Compensation Table

						Long-Term
						Compensation
	Annual Compensation					Stock Option	All Other
Name and Principal Position	Year	Salary	Bonus	Other(1)		Awards (Shares)	Compensation(2)
Ross M. Patten(3)	2004	$281,875	$—	$9,600		—	$4,074
Former Chief Executive	2003	$278,724	$—	$9,600		—	$3,735
Officer, and Chairman	2002	$264,773	$86,409	$9,600		—	$3,635
of the Board of Directors

Robert C. Boucher, Jr.(4)	2004	$263,033	$—	$8,400		250,000	$8,957
Chief Executive Officer	2003	$243,250	$50,000	$8,400		—	$8,304
	2002	$193,692	$—	$24,517	(5)	1,000,000	$1,708

J. Paul Withrow	2004	$238,248	$—	$6,000		100,000	$5,821
Senior Executive	2003	$222,979	$—	$6,000		—	$5,492
Vice President and	2002	$204,144	$67,977	$6,000		100,000	$5,114
Chief Financial Officer

Mark A. Rome(6)	2004	$207,391	$—	$6,000		—	$1,029
Executive Vice President and	2003	$202,708	$—	$6,000		—	$7,802
Chief Development Officer	2002	$191,643	$67,977	$6,000		—	$7,225

Alvin L. Thomas II	2004	$207,391	$—	$6,000		—	$8,322
Executive Vice President	2003	$202,708	$25,000	$6,000		—	$7,802
and General Counsel	2002	$191,643	$67,977	$6,000		—	$7,181

(1)	Vehicle allowance.

(2)	The compensation reflected in this column includes the Company’s matching contributions on behalf of the Named Executive to the Company’s 401(k) Plan.

(3)	Mr. Patten served as Chief Executive Officer from February 1998 until September 2003.

(4)	Mr. Boucher has served as Chief Executive Officer since September 2003. Mr. Boucher’s employment with the Company began on February 25, 2002, as President and Chief Operating Officer.

(5)	Includes $17,738 of moving expenses.

(6)	Effective April 15, 2005, Mr. Rome is no longer with the Company.

Option Grants

     The following table sets forth information with respect to the grants of stock options to each of the Named Executives during fiscal year ended December 31, 2004. The percentage of total options set forth below is based on an aggregate of 617,500 options granted to employees during fiscal 2004. All options were granted at the fair market value of the Company’s common stock, as determined in good faith by the Company’s Board of Directors, on the date of grant. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with Securities and Exchange

Commission rules based on the fair market value of the stock at the time of option grant, and do not represent the Company’s estimate or projection of the future stock price.

Individual Grants

		Percent of			Potential Realizable Value
		Total Options			at Assumed Annual Rate of
	Number of Securities	Granted to	Exercise		Stock Price Appreciation
	Underlying Options	Employees in	Price Per	Expiration	for Option Term
Name	Granted (1)	Fiscal Year(1)	Share	Date	5%	10%
Ross M. Patten	—	—%	—	—	—	—
Robert C. Boucher, Jr.	250,000	15.5%	2.81	05/24/2014
J. Paul Withrow	100,000	6.2%	2.76	03/29/2014
Mark A. Rome	—	—%	—	—	—	—
Alvin L. Thomas II	—	—%	—	—	—	—

(1)	Options vest in five equal annual installments commencing on the first anniversary of their grant date.

Option Exercises and Year End Values

     The following table sets forth information with respect to the exercised and unexercised options to purchase shares of Common Stock held by each of the Named Executives at December 31, 2004. Of the Named Executives, none exercised stock options during 2004.

	Shares		Number of Unexercised		Value of Unexercised In-the-Money
	Acquired on	Value	Options at December 31, 2004		Options at December 31, 2004(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Ross M. Patten	—	—	1,470,000	—	$—	$—
Robert C. Boucher, Jr.	—	—	400,000	850,000	$—	$—
J. Paul Withrow	—	—	578,000	302,000	$—	$—
Mark A. Rome	—	—	534,000	146,000	$—	$—
Alvin L. Thomas II	—	—	540,000	140,000	$—	$—

(1)	Value of in-the-money options calculated based on the closing price per share of the common stock on December 31, 2004 ($3.04 per share) as reported on the Nasdaq Small-Cap Market.

Employment Agreements

     Robert C Boucher, Jr., Alvin L. Thomas II, and J. Paul Withrow are employed with the Company pursuant to employment agreements. The employment agreement of each of Messrs. Boucher, Thomas and Withrow has a continuous 24-month term. The minimum base salary under the respective employment agreement is $265,200 per year for Mr. Boucher and $175,000 per year for Messrs. Thomas and Withrow. Each executive’s base salary is subject to annual review and may be increased, depending upon the performance of the Company and the executive, upon the recommendation of the Chairman of the Board or the Board of Directors. Additionally, Messrs. Boucher, Thomas, and Withrow may be entitled to bonus awards, as may be approved by the Board of Directors, and are entitled to participate in any applicable profit-sharing, stock option or similar benefit plan. These agreements contain confidentiality and non-compete provisions. In addition, Mr. Boucher was granted options to purchase 1,000,000 shares of the Company’s common stock at a strike price of $2.50 as a term of his employment agreement. The options vest in five equal installments over a five year period with the first 20% vesting one year from the date of grant.

     Ross M. Patten is employed with the Company pursuant to an employment agreement that terminates upon the earlier of December 30, 2005, or the last day of the month in which Mr. Patten no longer serves as Chairman of the Board or Vice President of the Company. If prior to December 30, 2005, Mr. Patten ceases serving as either Chairman of the Board or Vice President of the Company, the Company shall pay him a lump sum cash payment equal to $563,750 less the aggregate amount of all base salary installments paid by the Company to Mr. Patten since October 1, 2003. If after December 30, 2005, Mr. Patten continues to serve as the Company’s Chairman of the Board, he will be compensated equal to the compensation then paid to our other independent directors. Mr. Pattern’s agreement contains confidentiality and non-compete provisions.

     On April 15, 2005, Mark A. Rome’s employment with the Company terminated. Mr. Rome, the Company’s former Executive Vice President and Chief Development Officer, was employed with the Company pursuant to an employment agreement which is still in effect. As of April 15, 2005, the minimum base salary under his employment agreement is $210,000. Under the current terms of his employment agreement, Mr. Rome will receive severance payments equal to his current annual salary and the option rights for his outstanding stock options as described below. His agreement contains confidentiality and non-compete provisions.

     On January 27, 2000, the Company entered into an Agreement Concerning Employment Rights (“Employment Rights Agreement”) with each of Messrs. Patten, Rome, Thomas and Withrow. The Employment Rights Agreement provides that in the event that (i) the Company terminates the executive’s employment for any reason other than Cause (as defined), death or disability, (ii) except in the case of Mr. Patten, the executive terminates their employment with the Company for Good Reason (as defined), or (iii) a Change in Control (as defined) occurs, then the executive shall have the right to receive an option payment from the Company. In satisfying this obligation, the Company will, at its option, (x) issue options to purchase a certain number registered shares of the Company’s Common Stock (“Base Option Amount”) at an exercise price of $2.50 per share, which shall be fully vested and nontransferable, and shall expire 90 days from the date of issue; (y) issue registered shares of the Company’s Common Stock equal to the result of (A) the product of the Base Option Amount multiplied by the fair market value per share of the Company’s Common Stock less $2.50 (“Stock Value”), divided by (B) the fair market value per share of the Company’s Common Stock; or (z) a cash payment equal to the Stock Value. The Base Option Amount, as modified on March 1, 2001, is equal to the number of outstanding options issued to Messrs. Patten, Rome, Thomas and Withrow. These executives would be required to forfeit their existing vested and unvested stock options if such payment has been made by the Company. As of December 31, 2004, Messrs. Patten, Rome, Thomas and Withrow had options to purchase shares of stock totaling 1,470,000, 680,000, 680,000 and 880,000, respectively.

Compensation Committee Report

     The compensation committee of the Board of Directors (the “Committee”) has furnished the following report on executive compensation for fiscal 2004:

     Under the supervision of the Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company’s financial performance, including its stock price. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

     Base compensation and bonuses for the executive officers are intended to be competitive with that paid in comparably situated companies, with a reasonable degree of financial security and flexibility to those individuals who were regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in the various executive positions. In the course of considering annual executive salary increases and bonuses, appropriate consideration is given to the credentials, age and experience of the individual senior executives, as viewed in the Committee’s collective best judgment, which necessarily involves subjective as well as objective elements. With respect to each Named Executive, including the Chief Financial Officer but excluding the former Chief Executive Officer, the Committee determined that salary increases for each were appropriate based in part on a review of the increasing levels of responsibility resulting from the Company’s growth. The Committee determined to award bonuses to the Chief Executive Officer in the amount of $99,822, the Chief Financial Officer in the amount of $90,416, and the General Counsel in the amount of $78,706, for services rendered in 2004.

     The Committee is of the view that the periodic grant of stock options to employees, including executive officers, is calculated to align the employees’ economic interests with those of stockholders and to provide a direct and continuing focus upon the goal of increasing stockholder value.

The Compensation Committee:	David A. Donnini Gene Meredith Alfred Tyler 2nd

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee has at any time been an officer or employee of the Company and none of these directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Audit Committee Report

     All members of the Audit Committee are independent, as that term is defined in the NASD’s listing standards and the Sarbanes-Oxley Act of 2002. The Audit Committee, consistent with its policies and mission, operated under a charter. The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380) and has received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). They have also discussed with the independent accountants their independence. Based on the Audit Committee’s review and discussion as set forth above, it has recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee:	Kenneth Ch’uan-k’ai Leung Gene Meredith Alfred Tyler 2nd

Common Stock Performance Graph

     The following graph illustrates the yearly change in the trading price of the Company’s Common Stock against the NASDAQ (U.S. Companies) Stock Index (the “NASDAQ U.S. Index”) and a peer group comprised of sixteen companies in the industry (the “Peer Group”).

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
Synagro Technologies Inc.	$100	$46	$45	$51	$45	$62
Nasdaq US	$100	$60	$48	$33	$49	$54
Custom Composite Index (14 Stocks)	$100	$149	$168	$130	$166	$170

The 14-Stock Peer Group consists of Allied Waste Industries Inc., Waste Services Inc (FKA Capital Environmental Resource Inc.), Casella Waste Systems, Inc., Mobley Environmental Services (through 3Q00), Republic Services Inc., Rich Coast Inc., Thermo Tech Technologies, Inc., US Liquids Inc., USA Biomass Corporation, Waste Connections, Inc., Waste Industries USA, Inc., Waste Management, Inc., Waste Recovery, Inc., and Waste Systems International, Inc. (through 3Q02).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Leases with Stockholder

     The Company maintains one lease with an affiliate of one of its stockholders. The lease has an initial term through December 31, 2013. Rental payments made under the lease in 2002, 2003 and 2004 totaled approximately $110,000. Until July 31, 2004, the Company maintained another lease with an affiliate of one of its stockholders. Rental payments under this lease in 2002 and 2003 totaled approximately $97,000 for each year. The Company believes the terms of these arrangements are at least as favorable to it as would be available from an unaffiliated party.

Professional Services Agreement

     In connection with the initial issuance of convertible preferred stock to GTCR under the Purchase Agreement dated January 27, 2000, the Company entered into a Professional Services Agreement with GTCR in which GTCR agreed to provide certain management and financial services for the Company. As consideration for such services, the Company agreed that at the time of any purchase of convertible preferred stock under the Purchase Agreement, we would pay GTCR a placement fee equal to 0.5 percent of the amount paid to the Company in connection with such purchase. The Professional Services Agreement will continue in effect until such time as GTCR Fund ceases to own at least 25 percent of the convertible preferred stock issued under the Purchase Agreement. The Company has not made any payments tot GTCR under this agreement in the last three fiscal years.

Proceeds From 9 1/2% Senior Subordinated Notes

     Proceeds from the sale of $150 million aggregate principal amount of 9 1/2% senior subordinated notes due 2009 were used to repay and refinance subordinated debt and existing indebtedness under the Company’s senior credit facility with Bank of America, N.A., and certain other lenders entered into in May 2002. Affiliates of GTCR and TCW/Crescent Mezzanine, the Company’s preferred stockholders, were participating lenders under such subordinated debt, and as such, they received the portion of the proceeds from the sale of the 9 1/2% notes that were issued to retire all amounts outstanding under the subordinated debt, approximately $26.4 million each.

Code of Ethics

     The Board of Directors of the Company operated under a Financial Officer Code of Ethics that governs the Company’s Chief Executive Officer, Chief Financial Officer and all members of the Company’s Finance Department. The Financial Officer Code of Ethics is available on the Company’s website at www.Synagro.com. The Company intends to disclose on its website any waivers or amendments to its Financial Officer Code of Ethics within five business days of such action.

Principal Accountant Fees and Services

Audit Fees

     The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for each of the fiscal years ended December 31, 2004 and December 31, 2003, and the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal years were $291,159 and $227,949, respectively.

Audit-Related Fees

     The aggregate fees billed for audit-related services rendered by PricewaterhouseCoopers LLP for each of the fiscal years ended December 31, 2004 and December 31, 2003 were $316,721 and $48,933, respectively. The audit-related fees in 2004 were primarily for review of the financial statements and other information contained in the Company’s Form S-1 filings with the SEC, a review the accounting treatment of the Company’s operating and capital leases entered into in 2004, and a re-audit of the Company’s financial statements for the fiscal year ended December 31, 2001. The audit-related fees in 2003 were for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reportable as Audit Fees.

Tax Fees

     The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice, and tax planning for each of the fiscal years ended December 31, 2004 and December 31, 2003 were $218,268 and $213,501, respectively. Tax fees in 2004 and 2003 include consultation, review and preparation of federal and state tax returns.

All Other Fees

     There were no fees billed for services rendered by PricewaterhouseCoopers LLP not reportable as Audit Fees, Audit Related Fees or Tax Fees in either fiscal years ended December 31, 2004 or December 31, 2003.

Audit Committee Pre-Approval Policies

     The Audit Committee has established a policy intended to clearly define the scope of services performed by the Company’s independent auditors for non-audit services. This policy relates to audit services, audit-related services, tax and all other services which may be provided by the Company’s independent auditor and is intended to assure that such services do not impair the auditor’s independence. The policy requires the pre-approval by the Audit Committee of all services to be provided by the Company’s independent auditor. Under the policy, the Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee or its designee. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report to the Audit Committee at its next meeting any services which such member or members has approved. The policy also provides that the Audit Committee will pre-approve the fee levels for all services to be provided by the independent auditor. Any proposed services exceeding these levels will require pre-approval by the Audit Committee.

     All of the services provided by the Company’s principal accounting firm described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were approved in accordance with this policy and the Audit Committee has considered whether the provision of nonaudit services by PricewaterhouseCoopers LLP is compatible with maintaining auditor independence. The Audit Committee has determined that auditor independence has not been compromised.

Proxy Solicitation

     The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee of $6,250, plus reimbursement of out-of-pocket expenses. The Company will pay all expenses of soliciting proxies for the 2005 annual meeting. In addition to solicitations by mail, the Company has made arrangements for brokers, custodians, nominees and other fiduciaries to send proxy materials to their principals and the Company will reimburse them for their reasonable out-of-pocket expenses in doing so. Certain of the Company’s employees, who will receive no additional compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes of ownership with the Commission. With respect to the year ended December 31, 2004, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and 10% stockholders have been met.

Stockholder Proposals

     Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2006 annual meeting of stockholders is required to submit such proposal to the Company on or before December 30, 2005.

Other Matters

     The Annual Report to stockholders covering the year ended December 31, 2004 either has been mailed to each stockholder entitled to vote at the Annual Meeting or accompanies this proxy statement.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, several regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

     The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

By Order of the Board of Directors

Alvin L. Thomas II

Secretary

April 29, 2005

SYNAGRO TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2005

     The undersigned hereby appoints Robert C. Boucher, Jr. and Alvin L. Thomas II, and each of them, either one of whom may act without joinder of the other, each with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Synagro Technologies, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at Synagro’s offices at 1800 Bering Drive, Suite 1000, Houston, Texas on Wednesday, June 1, 2005 at 2:00 p.m., local time, and at any adjournment thereof.

     This Proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, then this Proxy will be voted FOR the election of the ten director nominees named in Item 1 and in the discretion of the proxies for such other business as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY in the enclosed, pre-addressed stamped envelope.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF STOCKHOLDERS
SYNAGRO TECHNOLOGIES, INC.
JUNE 1, 2005

(To be Signed on Reverse Side)

SEE REVERSE SIDE

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1.	ELECTION OF DIRECTORS	FOR	WITHHOLD
	NOMINEES: Ross M. Patten Robert C. Boucher, Jr. Kenneth Ch’uan-k’ai Leung David A. Donnini Vincent J. Hemmer James B. Mattly Gene Meredith George E. Sperzel Alfred Tyler, 2nd J. Paul Withrow	election (except as indicated below)	authority to vote for all nominees listed at left

		☐	☐

To withhold authority to vote for any individual nominee, print that nominee’s name on the line below.

SIGNATURE(S)

DATE

Note: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.